United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: November 10, 2004

Commission File Number: 0-31987

Texhoma Energy, Inc.

Nevada                                                               33-0925319
(Jurisdiction of Incorporation)                            (I.R.S. Employer Identification No.)

1177 West Hasting Street, Suite 1750, Vancouver BC, Canada V6E 2K3
           (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:  (604) 683-6686

Section 1- Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement. Reference is made to the Issuer’s Information Statement filed on September 2, 2004, wherein Texhoma acquired a 50% working interest in the Hubach 2A which is primarily an oil well but also produces gas. The acquisition included the Ahrens disposal well which is necessary since the Hubach is a high fluid producing well and also acquired a 25% working interest in the Clayton #1 which is primarily produces gas. The acquisition was in consideration for 20,000,000 new investment shares.

On November 5, 2004, at a meeting of the Board of Directors, a discussion was held concerning the acquisition of the Ahrens and Hubach Wells. The Board discussed the non-compliance by director nominees Mr. Jurgen Wolf and Mr. Dennis Petke concerning updated engineering reports regarding the Hubach and Ahrens Wells. These updated engineering reports were necessary to confirm the approximate production capacity of the wells. Mr. Wolf and Mr. Petke were responsible for the updated engineering reports, however, to date no reports have been produced. The Board agreed to cancel the agreement for non-compliance and return the new investments shares for cancellation.

Section 2- Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets. On November 5, 2004, the Board of Directors completed the agreement with Capersia Pte Ltd. to acquire a 40% interest of Black Swan Petroleum Pty Ltd. for 14,000,000 new investment shares, not originally contemplated in the Information Statement, but referenced below.

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Black Swan Petroleum Project includes additional wells located in Gulf of Thailand in Chumphon Basin, known as Block B7/38. Block B7/38 is located immediately adjacent to the Thai coastline in water depths averaging 20 meters. Covering the Chumphon Basin in the Gulf of Thailand, the 9,238 km2 Petroleum Concession was signed on March 3, 1999 and allowed for three Obligation Periods of three-years each (the Second and Third Obligation Periods are optional), followed by a twenty-year production period. Currently the concession is in the final year of the 2nd Obligation Period. Following a mandatory relinquishment at the end of the 5th year, the concession now has an area of 2,837 km2.

The work program for the First Obligation Period included reprocessing seismic data, acquisition of a 300 km2 3D-seismic program and the drilling of one well. With Thai Government approval, the commitment well has been postponed to the 3rd year of the Second Obligation Period (ending 2nd March, 2005). The work program for the Second Exploration Period includes geological studies, reprocessing seismic data, and the drilling of one well in the 3rd year.

To summarize, Black Swan Petroleum Project (BSP) is currently required to drill two wells and expend $400,000 on other work-programs prior to 2nd March, 2005. Due to the voluntary relinquishment at the end of the 5th exploration year of an additional 1782 km2, a reduction of at least US$ 770,000 in the 6th year financial obligation is anticipated.

A comprehensive data base has been acquired in the concession and includes approximately 7,500 km of 2D seismic data and 1,006 km2 of recent 3D-seismic (Figure 3). Three wells have been drilled within the concession. Of these, the Shell Hong Fah-A01 well is interpreted to have 100 metres of gross pay whilst the Gulf Oil Company ThaiGOC 9/466-1x - drilled off structure - also encountered significant hydrocarbon shows. Elsewhere in the basin, two wells have been completed as oil discoveries and another two wells encountered significant oil and gas shows. The two completed wells produced oil at rates of up to 10,000 BOPD and had a cumulative production of 4.8 MMBO before being shut-in due to water conning.

Several prospects and leads have been identified, three of which are currently drilling candidates. One is an appraisal to an existing discovery. High graded prospects have prospect reserves of 52-66 MMBO. Other prospects and leads have potential recoverable oil reserves which range in size up to 190 MMBO.

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers. On November 2, 2004, at a meeting of the Board of Directors, pursuant to the Information Statement filed on September 2, 2004, Director nominees, Jurgen Wolf and Dennis Petke were to assume the role of Directors for the Issuer. Due to potential conflicts herein, Mr. Wolf and Mr. Petke elected to not assume the directorships of the Issuer. Successors have been appointed to take the place of Mr. Wolf and Mr. Petke.

Mr. Brian Alexander and Mr. Peter Wilson were appointed to succeed Mr. Wolf and Mr. Petke as Directors for the Issuer. Marc Applbaum, upon appointing Mr. Alexander and Mr. Wilson to the Board of Directors, has resigned from the Board.

Section 8- Other Events

Item 8.01 Other Events. At a meeting of the Board of Directors on November 2, 2004, the Board elected to change the location of it’s principal executive offices to 1177 West Hastings, Suite 1750, Vancouver BC, Canada V6E 2K3. The new phone number of the registrant is (604) 683-6686.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Texhoma Energy, Inc.

by

Dated: November 10, 2004

/s/ Brian Alexander
Brian Alexander President

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